EXHIBIT 11

                           THE NATIONAL REGISTRY INC.
                          CALCULATION OF LOSS PER SHARE
                     (In thousands except per share amounts)

                                                          FOR THE THREE MONTHS
                                                            ENDED MARCH 31,

PRIMARY LOSS PER SHARE: (1)                              1997            1996
                                                       -------         -------
Weighted average shares outstanding of
 Common Stock                                           28,145          24,335
                                                       =======         =======
Net loss                                               ($1,664)        ($1,095)
                                                       =======         =======
Net loss per share                                     ($ 0.06)        ($ 0.04)
                                                       =======         =======

(1) Net loss per common share was compiled by dividing net loss by weighted average number of common stock outstanding during the period. Common stock equivalents, relating to convertible Series A Preferred Stock, to convertible Series C Preferred stock, stock options and warrants are not included in this calculation due to their anti-dilutive effect.


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